SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 13, 2009

MAGNITUDE INFORMATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

1250 Route 28, Branchburg, New Jersey 08876
(Address of principal executive offices) (Zip Code)

(908) 927-0004
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Appointment and Departure of Principal Officers and Directors
Item 8.01 Other Events

On May 13, 2009, Registrant’s Board of Directors appointed Andre Scholz to serve as a director of Registrant and as a consultant. As a consultant, Mr. Scholz will serve in the roles of Chief Technology Officer for Registrant and in the roles of President and Chief Executive Officer for Kiwibox Media, Inc., Registrant’s wholly owned and principal business subsidiary. Registrant and Mr. Scholz are in the process of finalizing the terms and provisions of a consulting agreement that shall cover the appointments and provide for his compensation as soon as practicable.

 Mr. Scholz, 31 years of age, is a German citizen, is currently the General Manager / CEO of Interscholz Beteiligungs GmbH and Interscholz Internet Services GmbH & Co. KG, German companies located in Stuttgart, Germany. These companies, in which Mr. Scholz owns a controlling interest, operate telecommunications and city carrier services in Germany, provide business consulting for high-traffic websites and telecommunication integration for service providers worldwide. Mr. Scholz also owns and manages Advanced Technology Group Deutschland GmbH, also located in Stuttgart, which is engaged in the development and marketing of computer, patented algorithms in the European market for pattern recognition.
Mr. Scholz received an advanced degree in Electrical Engineering from the University of Stuttgart in 2002.

In connection with its business reorganization, Registrant has consolidated the situs of its business operations in its New York City offices, located at 330 West 38th Street, now its principal offices, and has terminated its lease for its New Jersey office located at 1250 Route 28,
Branchburg, New Jersey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGNITUDE INFORMATION SYSTEMS, INC.

Dated: May 19, 2009	By:	/s/ Joerg H. Klaube
Joerg H. Klaube
Chief Financial Officer